EXHIBIT 1



                                 AMENDMENT NO. 2

                                       TO

                                RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of October 30, 1998, between WEBSTER FINANCIAL CORPORATION (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent are party to a Rights Agreement, dated as of February 5, 1996 (as amended by Amendment No. 1 to Rights Agreement, dated as of November 4, 1996, the "Rights Agreement");

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

                  WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  1. Certain Definitions. Section 1 of the Rights Agreement is amended by deleting the text of paragraph (i) thereof and replacing it with the phrase "Intentionally Omitted.".

                  2. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. Section 11(a)(iv) of the Rights Agreement is amended by deleting the phrase "a majority of the members of the Board of Directors and a majority of the Continuing Directors" and replacing it with the phrase "two-thirds of the Board of Directors".

                  3. Redemption and Termination. Section 23(a) of the Rights Agreement is amended by deleting in the proviso to the first sentence thereof the phrase "then there must be Continuing Directors then in office and such authorization shall require the concurrence of a majority of such Continuing Directors" and replacing it with the phrase "then such authorization shall require the concurrence of two-thirds of the Board of Directors".

                  4. Determinations and Actions by the Board of Directors,  etc.
Section 29 of the Rights  Agreement  is amended as  follows:  (A)  deleting  the


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parenthetical  "(or, as set forth herein,  certain  specified  members thereof)"
appearing therein; and (B) inserting the parenthetical "(including, in those specified circumstances, with the concurrence of two-thirds of the Board of Directors)" immediately following the phrase "Board of Directors of the Company" each of the three times it appears therein.

                  5. Exhibit 2 to the Rights Agreement. Exhibit 2 to the Rights Agreement ("Form of Rights Certificate") is amended by deleting the phrase "if the Board of Directors consists of a majority of Continuing Directors (as such term is defined in the Rights Agreement)." appearing in the proviso to the first sentence of the sixth paragraph following the capitalized legend on the first page of Exhibit 2 and replacing it with the phrase "if two-thirds of the Board of Directors of the Company concurs.".

                  6. Exhibit 3 to the Rights Agreement. Exhibit 3 to the Rights Agreement ("Summary of Rights") is amended by deleting the phrase "a majority of the Continuing Directors (who generally are those directors who were directors of the Company on February 5, 1996 or who subsequently became directors and whose elections or nominations were approved by a majority of the Continuing Directors)." appearing in twelfth paragraph of Exhibit 3 and replacing it with the phrase "two-thirds of the Board of Directors of the Company.".

                  7. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights certificates (and, prior to the Distribution Date, registered holders of Common Stock).

                  8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

                  10. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.


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                  11. Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                                        WEBSTER FINANCIAL CORPORATION

By:/s/ Harriet Munrett Wolfe       By:/s/  James C. Smith
   ----------------------------       --------------------------------------
   Name:  Harriet Munrett Wolfe       Name: James C. Smith
   Title: Senior Vice President       Title:Chairman and Chief Executive Officer
          Counsel and Secretary

Attest:                                      AMERICAN STOCK TRANSFER & TRUST
                                              COMPANY

By:/s/ Susan Silber                By:/s/ Herbert J. Lemmer
   ----------------------------       --------------------------------------
   Name: Susan Silber                 Name: Herbert J. Lemmer
   Title: Assistant Secretary         Title: Vice President